RULE 424 (C)
                                                               REG. NO. 33-47856

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                   SUPPLEMENT TO PROSPECTUS DATED JUNE 2, 1992
       AS AMENDED BY SUPPLEMENTS DATED AUGUST 12, 1993 AND OCTOBER 5, 1995

     The 48,000 shares of the Company's Common Stock in column (B) are covered by this Prospectus and are, or may be, offered by the Company's non-employee directors who, at the time of such offering, will have acquired said shares upon the exercise of options granted since October 5, 1995 under the Company's stock option plan for non-employee directors. The shares of the Company's Common Stock shown in column (A) below include 62,000 shares of Common Stock which the non-employee directors of the Company have (or will have as of 60 days after such date) the right to acquire under stock options granted by the Company.


                                                       COMMON STOCK WHICH
                                                           MAY BE SOLD
                                                --------------------------------
                                                      (A)              (B)
                                                                    SHARES UNDER
                                                                 OPTIONS GRANTED
                                                                   WHICH MAY BE
                                                 COMMON STOCK      OFFERED FOR
                         POSITION WITH COMPANY    OWNED AS OF      THE SELLING
                            WITHIN THE PAST      DECEMBER 31,     SHAREHOLDER'S
          NAME                THREE YEARS            1996            ACCOUNT
          ----             -----------------      ----------       -------------
 Margaret Hayes Adame .......  Director              2,000            6,000
 Robin Chandler Duke ........  Director             17,000            6,000
 Richard M. Furlaud .........  Director             54,250            6,000
 Herbert G. Reid ............  Director             15,000            6,000
 George Rowe, Jr. ...........  Director          9,325,428*           6,000
 Stanley M. Rumbough, Jr. ...  Director             32,000            6,000
 Henry P. van Ameringen .....  Director          7,352,443*           6,000
 William D. Van Dyke, III ...  Director          7,837,458*           6,000

-----------

* See page 4 of the Company's Proxy Statement for 1997 Annual Meeting of Shareholders which is incorporated by reference herein for a further description of the shares of the Company's Common Stock beneficially owned by Messrs. Rowe, van Ameringen and Van Dyke. Their percentage of beneficial ownership stated in the proxy statement will remain unchanged after the sale of the shares in column (B) above.

                    THIS SUPPLEMENT IS DATED AUGUST 26, 1997